Exhibit 10.4
CHANGE IN CONTROL, SEVERANCE AND COVENANT AGREEMENT

This Change in Control, Severance and Covenant Agreement (the “Agreement”) is made and entered into by and between Jacqueline S. Everett (“Employee”) and DLH Holdings Corp., a New Jersey corporation (the “Company”), effective as of July 13, 2020 (the “Effective Date”).

Recitals

WHEREAS, Employee is the Chief Growth Officer of the Company pursuant to an employment offer letter executed as of the date first set forth above (the “Offer Letter”), and in connection with the commencement of her employment with the Company, the Employee entered into that certain Employee Invention Assignment and Confidentiality Agreement executed on the date first set forth above (the “Assignment and Confidentiality Agreement”);

WHEREAS, the Management Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat, or occurrence of a Change in Control and (ii) to provide Employee with an incentive to continue Employee’s employment prior to a Change in Control and to motivate Employee to maximize the value of the Company upon a Change in Control for the benefit of its stockholders; and

WHEREAS, the Committee believes that it is in the best interests of the Company to provide Employee with certain severance benefits upon Employee’s termination of employment under certain circumstances. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company, notwithstanding the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in consideration of your continuing employment by the Company, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Term of Agreement. This Agreement will have an initial term of two years commencing on the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and each anniversary thereafter, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least 60 days prior to the date of automatic renewal. If a Change in Control occurs when there are fewer than 90 days remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is 90 days following the effective date of the Change in Control. In the event that the Company elects not to renew this Agreement for an Additional Term, such election will be treated as a termination of Employee’s employment without Cause, with applicability under Section 3(a) and Section 3(b), dependent on whether the Company’s election not to renew occurs during a Change in Control Period. Accordingly, Employee will be eligible under such circumstances for severance benefits under either Section 3(a) or Section 3(b) of this Agreement, as the case may be. Certain capitalized terms used in the Agreement are defined in Section 10 below.

2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Employee may terminate the employment relationship at any time, with or without Cause.

3.  Severance Benefits.

 a. Termination without Cause or for Good Reason. If the Company terminates Employee’s employment with the Company without Cause (excluding death or Disability) or if Employee resigns from such
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employment for Good Reason, and in each case such termination occurs outside of the Change in Control Period, then subject to Section 4, Employee will receive the following:

  (i) Accrued Compensation. The Company will pay Employee all accrued but unpaid vacation, expense reimbursements, wages, unpaid bonuses and incentive compensation earned and awarded prior to the date of termination, and other benefits due to Employee under any Company-provided plans, policies, and arrangements (the “Accrued Compensation”). Accrued Compensation shall be paid within five (5) business days after the Termination Date (or earlier, if required by applicable law).

  (ii)  Severance Payments. Employee will be paid continuing payments of severance pay at a rate equal to Employee’s base salary rate, as in effect immediately before the Termination Date, for twelve months from the date of such termination of employment (the “Severance Period”), to be paid periodically in accordance with the Company’s normal payroll policies. Severance payments during the Severance Period will not commence until the first Company payroll following the Release Deadline (as defined below), or, if later, such time as required by Section 9(a). Except as required by Section 9(a), any installment payments that would have been made to Employee during the 60-day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the first Company payroll following the Release Deadline and the remaining payments will be made as provided in this Agreement.

  (iii)  Continuation Coverage. The Company will provide the Continuation Benefits, as defined below, for the period of time specified in the definition of such term, as set forth in Section 10(e).

 b. Termination without Cause or for Good Reason in Connection with a Change in Control. If the Company terminates Employee’s employment with the Company without Cause (excluding death or Disability) or if Employee resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 4, Employee will receive the following:

  (i)  Accrued Compensation. The Company will pay Employee the Accrued Compensation within five (5) business days after the Termination Date (or earlier, if required by applicable law).
  (ii)  Severance Payment. Employee will receive a lump-sum payment (less applicable withholding taxes) equal to 12 months of Employee’s annual base salary as in effect immediately prior to Employee’s termination date. Payment of the severance payment pursuant this Section 3(b)(ii) shall be made within 10 days of the Release Deadline or according to a payment schedule agreed upon by the Company and the Employee, or such later time as required by Section 9(a).

  (iii)  Continuation Coverage. The Company will provide the Continuation Benefits, as defined below, for the period of time specified in the definition of such term, as set forth in Section 10(e).

 c. Voluntary Resignation; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee (other than for Good Reason) or (ii) for Cause by the Company, then Employee will only receive the Accrued Compensation. Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

 d.  Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability, or Employee’s employment terminates due to Employee’s death, then Employee (or his or her estate) will be entitled to receive the Accrued Compensation and the Continuation Benefits (for the period of time specified in Section 10(e)), but will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

 e. Exclusive Remedy. In the event of a termination of Employee’s employment as set forth in Section 3(a) or (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Employee will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

f. Equity Awards. In the event of a termination of Employee’s employment with the Company:

  (i)      pursuant to Section 3(a), Section 3(b), or a voluntary termination by Employee without Good Reason, Equity Awards held by Employee as of the date hereof or subsequently granted to Employee, solely to the extent vested as of the Termination Date, shall remain exercisable in accordance with the Plan (as defined below), but in no event after the expiration of the exercise period specified in such Equity Award(s) (it being agreed and acknowledged that unvested options shall be void immediately upon the Termination Date);

  (ii)  due to the Employee’s death, or Disability, the Employee’s (or his estate’s or legal representative’s) right to purchase shares of Common Stock of the Company pursuant to any Equity Awards held by Employee as of the date hereof or subsequently granted to Employee, solely to the extent vested as of the Termination Date, shall remain exercisable in accordance with the Plan, but in no event after the expiration of the exercise period specified in such Equity Award(s) (it being agreed and acknowledged that unvested options shall be void immediately upon the Termination Date); and

  (iii)  for Cause, Equity Awards that have not been exercised as of the Termination Date shall terminate immediately and be null and void.

 g.  The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment, except with respect to Continuation Benefits.

 4. Conditions to Receipt of Severance. The receipt of any severance payments or benefits (other than the Accrued Compensation) pursuant to this Agreement is subject to the occurrence of all of the following subparagraphs:

  a. Employee signing and not revoking the Company’s customary separation and release of claims agreement (the “Release”), which must become effective and irrevocable no later than the 60th day following Employee’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

  b. Employee’s resignation from all positions with the Company and its subsidiaries, including service on the board of directors thereof.

  c. Employee’s receipt of any payments or benefits under Section 3 (other than the Accrued Compensation) will be subject to Employee continuing to comply with (x) the Release, (y) the terms of Sections 6 and 7 of this Agreement and (z) the terms of any other agreement entered into hereafter between the Employee and Company providing for confidentiality protection of the Company’s Proprietary Information, assignment of work product and covenants against competing with the Company, as the Release, this Agreement or such other agreement may be amended from time to time.

         5. Limitations on Payments.  In the event that the severance and other benefits provided for in this Agreement, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Code, the aggregate of such credits or payments under this Agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Employee. The Company shall give notice to the Employee as soon as practicable after its determination that Change in Control payments and benefits are subject to the excise tax, but no later than ten (10) days in advance of the due date of such Change in Control payments and benefits, specifying the proposed date of payment and the Change in Control benefits and payments subject to the excise tax. Employee shall exercise his option under this Section 5 by written notice to the Company within five (5) days in advance of the due date of the Change in Control payments and benefits specifying the priority of reduction of the excess parachute payments.

6. Confidentiality, Intellectual Property Rights and Restrictive Covenants. Employee agrees that the Assignment and Confidentiality Agreement, and the parties’ rights, remedies and obligations thereunder, shall remain in full force and effect in accordance with its terms, as if set forth in full herein and Employee shall abide by the provisions thereof.

7. Equitable Relief. Employee hereby acknowledges that the covenants and agreements set forth in the Assignment and Confidentiality Agreement are reasonable and valid in all respects and that the Company is entering into this Agreement, inter alia, on such acknowledgement. If Employee breaches, or threatens to commit a breach, of the Assignment and Confidentiality Agreement, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company pursuant to the Assignment and Confidentiality Agreement, or under law or in equity: the right and remedy to have the Assignment and Confidentiality Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and the right and remedy to require Employee to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of the Assignment and Confidentiality Agreement. The parties intend to and hereby confer jurisdiction to enforce the Assignment and Confidentiality Agreement upon the courts of any jurisdiction within the relevant geographical scope contemplated by such agreement. If the courts of any one or more such jurisdictions hold the Assignment and Confidentiality Agreement wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Assignment and Confidentiality Agreement, as to breaches of such agreement in such other jurisdictions, as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8. Reserved.

9. Section 409A of the Code.

 a.  To the extent applicable, it is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to the maximum extent permitted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Employee shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the

Agreement. Employee acknowledges that Employee has been advised to obtain independent legal, tax or other counsel in connection with Section 409A of the Code.

 b. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A of the Code and the regulations adopted thereunder) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and the regulations adopted thereunder (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Employee’s employment shall be interpreted to mean Employee’s “separation from service” with the Company (as determined in accordance with Section 409A of the Code and the regulations adopted thereunder).  Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

  c.  Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement shall be made as soon as practicable after Employee’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

10. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

a.Cause. “Cause” means any of the following: (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee; (ii) Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or a similar crime; (iii) conduct by Employee amounting to fraud, gross negligence, willful misconduct or recurring insubordination; (iv) Employee’s willful disobedience of a material and lawful instruction of the Chief Executive Officer or the Board of Directors of the Company, including Employee’s continued failure to perform his employment duties, or Employee’s willful breach of any material obligations under any written agreement or covenant with the Company; or (v) excessive absences from work by Employee, other than for illness or Disability. Notwithstanding the foregoing, however, that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii), (iv), and (v) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

b.Change in Control. “Change in Control” means the occurrence of any of the following events:

i.An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities (49% if such Person is Wynnefield Capital Inc. and its affiliates); provided, however, that in determining whether a Change in

Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

ii.The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

iii.Approval by the Company’s stockholders of either: (A) a merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger (49% if such Person is Wynnefield Capital Inc. and its affiliates), consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or (B) an agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or (C) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

iv.Notwithstanding anything herein to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

c.Change in Control Period. “Change in Control Period” means the period beginning ninety (90) days prior to, and ending ninety (90) days following, a Change in Control.
d.        Code. “Code” means the Internal Revenue Code of 1986, as amended.

e.Continuation Benefits. “Continuation Benefits” shall be the continuation of the benefits, as detailed in the Offer Letter, for the period commencing on the Termination Date and terminating 12 months thereafter, or such other period as specifically stated herein (the “Continuation Period”) at the Company’s expense on behalf of the Employee and his dependents; and the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee is eligible to obtain any such benefits pursuant to a subsequent employer’s benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

f.Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days and the Employee has not returned to his full-time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

g.Equity Awards. “Equity Awards” means Employee’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

h.Good Reason. “Good Reason” means Employee’s voluntary termination, within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent: (a) a material breach of any provision of this Agreement by the Company; (b) failure by the Company to pay when due any compensation to the Employee; (c) a reduction in the Employee’s base salary (as set forth in the Offer Letter); (d)(i) failure by the Company to maintain the Employee in the position referred to in the Offer Letter or (ii) assignment to the Employee of any duties materially inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title, as contemplated by the Offer Letter; excluding in either case of clause (i) or (ii) of this Section 10(h)(d), a reduction or change following an internal corporate restructuring or Change in Control due to the Company being part of a larger entity, and in either case where Employee assumes similar functional duties; or (e) a Change in Control, where the successor to the Company does not assume this Agreement, but provided that the event on which the Change of Control is predicated occurs within 90 days of the service of the Notice of Termination by the Employee; and provided further, however, that the Employee agrees not to terminate his employment for Good Reason pursuant to clauses (a) through (e) unless (i) the Employee has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (ii) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee within the cure period after receipt of such notice.

i.Notice of Termination. A “Notice of Termination” shall mean a written notice from the Company or Employee of termination of the Employee’s employment which indicates the provision in this Agreement relied upon, if any and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. A Notice of Termination served by the Company shall specify the effective date of termination.

j.Plan. The “Plan” means the Company’s 2016 Omnibus Equity Incentive Plan, as amended, or another plan, approved by the Board and adopted by the shareholders of the Company, pursuant to which employees of the Company may acquire equity securities of the Company.

k.Termination Date. “Termination Date” shall mean the date specified in the Notice of Termination which (a) in the case of the Employee’s death, shall be his date of death; (b) in the case of Disability, the Employee shall not have returned to the full-time performance of his duties within 30 days from the date such Notice of Termination is given; (c) in the case of a termination by the Company (other than a termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given; and (d) in the case of a termination by Employee, shall not be less than 15 nor more than 30 days from the date such Notice of Termination is given (provided, however, if Employee seeks to terminate employment for Good Reason, then such notice must be at least 30 days from the date the Notice of Termination is given to the Company, and provided further that the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee).

 11. Successors.

 a. The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by the terms of this Agreement by operation of law.

 b. Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

 12. Notice.

  a. General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a nationally-recognized private courier service that has tracking capability. In the case of Employee, notices will be sent to the e-mail address or addressed to Employee at the home address, in either case which Employee most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail addresses of the Chief Executive Officer and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer.

 b. Notice of Termination. Any termination of Employee’s employment will be communicated by delivery of a Notice of Termination to the other party in accordance with Section 12(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date in accordance with Section 10(k).

13. Resignation. Upon the termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Employee, as of the end of Employee’s employment and Employee, at the Board’s request, will execute any documents reasonably necessary to reflect Employee’s resignation.

14. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof, with the sole exception of any claim, breach, or violation arising the Assignment and Confidentiality Agreement, shall be shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to final and binding arbitration before a single arbitrator in the State of Georgia in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

15. Miscellaneous Provisions.
 a. Amendments and Waiver. No provision of this Agreement will be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

 b. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

 c.  Entire Agreement. This Agreement, together with the Assignment and Confidentiality Agreement and Offer Letter, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, any prior severance agreement and/or any accelerated vesting terms set forth in an individual equity award agreement. Notwithstanding the foregoing, however, nothing herein shall be interpreted to supersede or otherwise reduce or limit the (i) specific compensation arrangements (including the bonus and equity award) and (ii) eligibility for benefits, in each case as set forth in the Offer Letter.

  d. Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Georgia (with the exception of its conflict of laws provisions).

  e.  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

  f.  Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

  g. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

 h. Interpretation and Independent Representation. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. The Employee has been advised and had the opportunity to consult with an attorney or other advisor prior to executing this agreement. The Employee understands, confirms and agrees that counsel to the Company (Becker & Poliakoff LLP) has not acted and is not acting as counsel to the Employee and that Employee has not relied upon any legal advice except as provided by its own counsel.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

DLH Holdings Corp.

By:	/s/ Zachary C. Parker
Zachary C. Parker
Chief Executive Officer and President

Employee

By:	/s/ Jacqueline S. Everett
Jacqueline S. Everett

[signature page of the Change in Control, Severance and Covenant Agreement]